Filed Pursuant to Rule 424(b)(3)
Registration No. 333-106925-19

SUPPLEMENT
To Prospectus Supplement dated December 11, 2003

$82,946,000 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2003-39EX

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
 Master Servicer

On December 12, 2003, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-39EX (the “Certificates”) were issued in an original aggregate principal amount of approximately $82,946,000.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of November 1, 2003 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, The Murrayhill Company, as Credit Risk Manager, and U.S. Bank National Association, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

STRUCTURED ASSET SECURITIES CORPORATION

MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2003-39EX

REPORTS TO NOTEHOLDERS

Section 4.03 of the Trust Agreement, dated November 1, 2003

Distribution Date:	25-Oct-04

Class	Original Certificate Face Value	Beginning Certificate Balance (1)	Principal Distribution	Interest Distribution	Realized Loss of Principal	Interest Shortfall Amount	Total Distribution	Ending Certificate Balance (1)
A	$65,450,000.00	$33,462,562.13	$3,213,142.00	$59,600.54	N/A	$0.00	$3,272,742.54	$30,249,420.13
M1	$6,294,000.00	$6,294,000.00	$0.00	$12,923.68	$0.00	$0.00	$12,923.68	$6,294,000.00
M2	$5,328,000.00	$5,328,000.00	$0.00	$24,420.00	$0.00	$0.00	$24,420.00	$5,328,000.00
M3	$4,615,000.00	$4,615,000.00	$0.00	$21,152.08	$0.00	$0.00	$21,152.08	$4,615,000.00
B	$1,259,000.00	$1,259,000.00	$0.00	$6,295.00	$0.00	$0.00	$6,295.00	$1,259,000.00
P	$100.00	$100.00	$0.00	$3,745.39	N/A	$0.00	$3,745.39	$100.00
X	$965,046.10	$4,044,211.98	$0.00	$0.00	N/A	$0.00	$0.00	$4,227,661.35
R	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Total	$83,911,146.10	$55,002,874.11	$3,213,142.00	$128,136.69	$0.00	$0.00	$3,341,278.69	$51,973,181.48

AMOUNTS PER $1,000 UNIT

				Realized	Interest		Ending
		Principal	Interest	Loss	Shortfall	Total	Certificate	Current
Class	Cusip	Distribution	Distribution	of Principal	Amount	Distribution	Balance	Rate
A	86359BDX6	$49.09307869	$0.91062704	$0.00000000	$0.00000000	$50.00370573	$462.17601421	2.29000%
M1	86359BDY4	$0.00000000	$2.05333333	$0.00000000	$0.00000000	$2.05333333	$1,000.00000000	2.64000%
M2	86359BDZ1	$0.00000000	$4.58333333	$0.00000000	$0.00000000	$4.58333333	$1,000.00000000	5.50000%
M3	86359BEA5	$0.00000000	$4.58333261	$0.00000000	$0.00000000	$4.58333261	$1,000.00000000	5.50000%
B	86359BEB3	$0.00000000	$5.00000000	$0.00000000	$0.00000000	$5.00000000	$1,000.00000000	6.00000%
P	N/A	$0.00000000	$37,453.9000	$0.00000000	$0.00000000	$37,453.9000	$1,000.00000000
X	N/A	$0.00000000	$0.00000000	$0.00000000	$0.00000000	$0.00000000	$4,380.78693857	5.16265%
							LIBOR	1.84000%

Please contact the Bondholder Relations Department of U.S. Bank National Association at
(800) 934-6802 with any questions regarding this statement or your distribution.

U.S. BANK NATIONAL ASSOCIATION

(i),(xv),(xviii)	Principal Distributions & Pool Balance:
	Beginning Balance	55,002,874.11
	Scheduled Principal	44,834.55
	Prepayments (Includes Curtailments)	2,336,593.51
	Net Liquidation Proceeds	595,080.29
	Repurchases	0.00
	LPMI Insurance Proceeds	0.00
	Total Principal Remittance	2,976,508.35
	Net Realized Losses	53,184.28
	Ending Balance	51,973,181.48
	Count	376

(ii)	Aggregate Pool Balance (includes Prefund Amount)	51,973,181.48

(xii)	Balance of Deleted Mortgage Loans	0.00
	Balance of Substituted Mortgage Loans	0.00

(xvii)	Ending Overcollateralization Amount	4,227,661.35
	Target Overcollateralization Amount	4,740,979.75
	Overcollateralization Deficiency Amount	513,318.40

(xv),(ix)	Interest Distributions & Fees:
	Scheduled Interest	390,067.82
	Less: Servicing Fee	22,896.44
	Less: LPMI Fee	4,152.57
	Less: Trustee Fee	1,306.32
	Less: Credit Risk Manager Fee	687.54
	Net Interest Available	361,024.95

(xx)	Prefunding Account (if applicable):
	Beginning Balance	0.00
	Subsequent Transfer	0.00
	Added to available certificate principal	0.00
	Amount on Deposit in Prefunding Account	0.00

Capitalized Interest Account (if applicable):
Beginning Balance		0.00
less: Capitalized Interest Requirement		0.00
less: Withdrawal of amounts to Depositor		0.00
Ending Balance		0.00

(iv)	Amount of Advances required to be made by servicer	155,580.50
	Amount of Advances actually made by servicer	155,580.50
	Amount of Advance shortfall	0.00

(v),(x)	Delinquency Information & Mortgage Pool characteristics

30-59 days delinquent		60-89 days delinquent		90 or more days delinquent
Count	Balance	Count	Balance	Count	Balance
21	3,097,608.20	12	1,476,770.60	12	1,788,544.98

*Note: The above statistics do not include loans in foreclosure or bankruptcy proceedings or REO properties.

Outstanding Loans		Foreclosure		Bankruptcy		REO
Count	Balance	Count	Balance	Count	Balance	Count	Balance
376	51,973,181.48	43	5,716,796.22	6	782,726.12	17	2,245,919.15

Current Delinquency Rate (60+days)		23.10953%
Rolling Three Month Delinquency Rate (60+days)		24.37094%

Weighted Average Term to Maturity of Mortgage Loans		320
Weighted Average Gross Coupon of Mortgage Loans		8.51974%
Weighted Average Net Coupon of Mortgage Loans		7.90064%

(xi)	Balance of Loans which became REO in the prior calendar month	557,793.83

(viii)	Realized Losses incurred during the related Prepayment Period	53,184.28
	Cumulative Realized Losses since Cut-Off Date	248,082.34

(vii)	Prepayment Premiums paid to Class P Certificate	3,745.39

(xi)	Interest Shortfall

	Carryforward Interest	Net Prepayment Interest Shortfall	Net Funds Cap Shortfall	Unpaid Net Funds Cap Shortfall
A	0.00	0.00	0.00	0.00
M1	0.00	0.00	0.00	0.00
M2	0.00	0.00	0.00	0.00
M3	0.00	0.00	0.00	0.00
B	0.00	0.00	0.00	0.00
P	0.00	0.00	0.00	0.00
X	0.00	0.00	0.00	0.00
TOTAL	0.00	0.00	0.00	0.00